CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 30, 2019, relating to the financial statements and financial highlights of The Integrity Funds, comprising Integrity Dividend Harvest Fund, Integrity Energized Dividend Fund, Integrity Growth & Income Fund, Integrity High Income Fund, and Integrity Mid-North American Resources Fund (formerly, Williston Basin/Mid-North America Stock Fund), for the year ended July 31, 2019, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Chicago, Illinois

November 18, 2019